UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Robertson, Jerry E.
   10750 Columbia Pike
   Silver Spring, MD  20901
   USA
2. Issuer Name and Ticker or Trading Symbol
   Choice Hotels International, Inc.
   CHH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/2/02
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |5/1/02|M   | |666               |A  |$16.34     |                   |      |                           |
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Common Stock               |5/1/02|M   | |1,000             |A  |$16.5313   |                   |      |                           |
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Common Stock               |5/1/02|M   | |642               |A  |$16.488    |11,811             |I     |Note 1                     |
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Common Stock               |4/30/0|A(2)|V|1,149             |A  |           |15,168             |D     |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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Common Stock               |--    |--  |-|--                |-- |--         |15,500             |I     |Note 3                     |
                           |      |    |-|                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Non-Qualified Stock Op|$16.34  |5/1/0|M   | |666        |D  |4/29/|4/29/|Common Stock|666    |       |            |   |            |
tion                  |        |2    |    | |           |   |02   |04   |            |       |       |            |   |            |
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Non-Qualified Stock Op|$16.5313|5/1/0|M   | |1,000      |D  |4/29/|4/29/|Common Stock|1,000  |       |            |   |            |
tion                  |        |2    |    | |           |   |01   |03   |            |       |       |            |   |            |
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Non-Qualified Stock Op|$16.488 |5/1/0|M   | |642        |D  |9/16/|9/16/|Common Stock|642    |       |            |   |            |
tion                  |        |2    |    | |           |   |01   |02   |            |       |       |            |   |            |
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Non-Qualified Stock Op|$26.11  |4/30/|A   |V|3,500      |A  |Note |4/30/|Common Stock|3,500  |       |8,834       |D  |            |
tion                  |        |02   |    | |           |   |4    |07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Note 1.  Beneficially owned by the Jerry E. Robertson Living
Trust.
Note 2. Restricted stock granted under the Non-Employee Stock Compensation Plan. Such stock vests in 3 equal annual installments beginning on 4/30/03.
Note 3. Beneficially owned by the JJ Robertson Limited Partnership, of which the Reporting Person and his wife are the general partners.
Note 4. Such options vest in three equal annual installments beginning on 4/30/04.
SIGNATURE OF REPORTING PERSON
Jerry Robertson
DATE
6/10/02